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                                                                    EXHIBIT 10.5

January 1, 1996

                              Qualix Group, Inc.
                        1900 So. Norfolk St., Ste. 224
                              San Mateo, CA 94403

                          SENIOR MANAGERS BONUS PLAN
                          --------------------------

I.   APPLICABILITY

     This Bonus Plan shall be applicable to all Designated Senior Managers employed by Qualix Group, Inc.

II.  DEFINITIONS

     a) Quota (Points). A point assignment against mutually agreed upon objectives. These will total 100 points per quarter, and are assigned quarterly.

     b) Base Pay. The assigned base salary level paid on a monthly basis, independent of performance level.

     c) Quarterly Bonus (QB). That portion of income paid on a quarterly basis and calculated based on the formulas shown below.

     d) Factor. Used to calculate the Quarterly Bonus, assigned along with the quota or goals.

III. BASIS OF COMPENSATIONS

     At the end of each quarter, accomplishments against quota and goals will be evaluated and a Quarterly Bonus will be determined by multiplying the quarterly base salary times the percentage of points achieved times the appropriate factor.

     QB = Points(/100) x Factor x Base Pay (represented as a quarterly amount)

IV.  GENERAL

     a) This Bonus plan is effective immediately, and supersedes all prior agreements and plans. Management reserves the right to change the plan or individual assignments at any time.

     b) Bonuses for any given quarter will be paid within 30 days of the end of that quarter. Any individual may have their participation in this bonus plan terminated without notice by reason of reassignment within the company, voluntary
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          termination of employment, discharge, or any reason at the discretion of management.

     c) An individual who terminates their employment with Qualix Group, or is discharged, will receive a statement of bonus earned and a check for that incentive up to and including the last day of employment. There will be no bonuses paid for partial quarters.

     d) An individual shall not assign or give any part of their incentive bonus to any agent, customer or other party as an inducement to obtain the business. An employee's right to incentive bonus compensation under this program shall be nonassignable, and any attempt by an employee to assign his rights to future incentive bonus payments shall be null and void and cancel such employee's right to participate in the bonus program by reason of such attempted assignment.

     e) Nothing in this plan should be construed to give any employee any right to employment for any specific term.

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